CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 22 to Registration Statement No. 333-52956 of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated April 15, 2011 on the financial statements of each of the investment divisions of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company and of our report dated March 31, 2011 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and subsidiaries which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule, and includes an explanatory paragraph referring to the change in accounting for the recognition and presentation of other-than-temporary impairments for certain investments, as required by accounting guidance adopted on April 1, 2009, appearing in the Statement of Additional Information which is part of such Registration Statement.

We also consent to the reference to us under the heading “Condensed Financial Information” in the Prospectus, which is also part of such Registration Statement, and the references to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information, which is also part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado April 18, 2011